EXHIBIT (a)(1)(G)
IMMEDIATE ATTENTION REQUIRED
May 29, 2007

Re:	Nashua Corporation Tender Offer
Dear Participant in the Nashua Corporation Employees’ Savings Plan:
     The enclosed tender offer materials and Direction Form require your immediate attention. Our records reflect that, as a participant in the Nashua Corporation Employees’ Savings Plan (the “Plan”), all or a portion of your individual account is invested in the Nashua Corporation Common Stock Fund (the “Stock Fund”). The tender offer materials describe an offer by Nashua Corporation (“Nashua” or the “Company”) to purchase up to 1,900,000 shares of its common stock, par value $1.00 per share (such shares are referred to herein as the “Shares”), at a price of $10.50 net per share in cash (the “Offer”). As described below, you have the right to instruct Fidelity Management Trust Company (“Fidelity”), as trustee of the Plan, concerning whether to tender Shares related to your individual account under the Plan. You will need to complete the enclosed Direction Form and return it to Fidelity’s tabulator in the enclosed return envelope so that it is RECEIVED by 4:00 p.m., New York City time, on Monday, June 25, 2007, unless the Offer is extended, in which case the deadline for receipt of instructions will, to the extent feasible, be three business days prior to the expiration date of the Offer.
     The remainder of this letter summarizes the transaction, your rights under the Plan and the procedures for completing and submitting the Direction Form enclosed with this letter. You should also review the more detailed explanation provided in the Offer to Purchase, dated May 29, 2007 (the “Offer to Purchase”), enclosed with this letter.
BACKGROUND
     Nashua has made the Offer to its shareholders, net to the seller in cash, after any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase. The enclosed Offer to Purchase sets forth the objectives, terms and conditions of the Offer and is being provided to all of Nashua’s shareholders. To understand the Offer fully and for a more complete description of the terms and conditions of the Offer, you should carefully read the entire Offer to Purchase.
     The Offer extends to the Shares held by the Plan. As of May 21, 2007, the Plan had approximately 117,285 Shares allocated to participant accounts. Only Fidelity, as trustee of the Plan, can tender these Shares in connection with the Offer. Nonetheless, as a participant in the Plan, you have the right to direct Fidelity whether or not to tender some or all of the Shares attributable to your individual account under the Plan. Unless otherwise required by applicable law, Fidelity will tender Shares attributable to participant accounts in accordance with participant instructions and Fidelity will not tender Shares attributable to participant accounts for which it does not receive instructions on a timely basis. If you do not complete the enclosed Direction Form and return it to Fidelity’s tabulator on a timely basis, you will be deemed to have elected not to participate in the Offer and no Shares attributable to your Plan account will be tendered.
     Fidelity makes no recommendation as to whether to direct the tender of Shares or whether to refrain from directing the tender of Shares. EACH PARTICIPANT OR BENEFICIARY MUST

MAKE HIS OR HER OWN DECISIONS. It is recommended that you consult with your tax, legal and/or financial advisors prior to making any decision.
LIMITATIONS ON FOLLOWING YOUR DIRECTION
     The enclosed Direction Form allows you to specify the percentage of the Shares attributable to your account that you wish to tender. However, as detailed in the following paragraph, Fidelity may not be able to follow your direction with respect to the Offer.
     The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the trust agreement between Nashua and Fidelity prohibit the sale of Shares to Nashua for less than “adequate consideration,” which is defined by ERISA for a publicly traded security as the prevailing market price on a national securities exchange. Fidelity will determine “adequate consideration” based on the prevailing or closing market price of the Shares on the NASDAQ Global Market on or about the date the Shares are tendered by Fidelity (the “prevailing market price”). Accordingly, if the prevailing market price on such date is greater than the tender price offered by Nashua ($10.50 per share), notwithstanding your direction to tender Shares in the Offer, the Shares attributable to your account will not be tendered.
CONFIDENTIALITY
     To assure the confidentiality of your decision, Fidelity and their affiliates or agents will tabulate the Direction Forms. Neither Fidelity nor its affiliates or agents will make your individual direction available to Nashua.
PROCEDURE FOR DIRECTING TRUSTEE
     Enclosed is a Direction Form which should be completed and returned to Fidelity’s tabulator. Please note that the Direction Form indicates the number of Shares attributable to your individual account as of May 21, 2007. However, for purposes of the final tabulation, Fidelity will apply your instructions to the number of Shares attributable to your account as of June 25, 2007, or as of a later date if the Offer is extended.
     If you do not properly complete the Direction Form or do not return it by the deadline specified, such Shares will be considered NOT TENDERED.
     To properly complete your Direction Form, you must do the following:
(1)	On the face of the Direction Form, check Box 1 or 2. CHECK ONLY ONE BOX:
•	CHECK BOX 1 if you want ALL of the Shares attributable to your individual account tendered for sale in accordance with the terms of the Offer.

•	CHECK BOX 2 if you want to tender a portion of the Shares attributable to your individual account. Specify the percentage (in whole numbers) of Shares attributable to your individual account that you want to tender for sale in accordance with the terms of this Offer. If this amount is less than 100%, you will be deemed to have instructed Fidelity NOT to tender the balance of the Shares attributable to your individual account under the Plan.

•	CHECK BOX 3 if you do not want any of the Shares attributable to your individual account tendered for sale in accordance with the terms of the Offer and simply want the Plan to continue holding such Shares.

(2)	Date and sign the Direction Form in the space provided.

(3)	Return the Direction Form in the enclosed return envelope so that it is received by Fidelity’s tabulator at the address on the return envelope (P.O. Box 9142, Hingham, MA 02043) not later than 4:00 p.m., New York City time, on Monday, June 25, 2007, unless the Offer is extended, in which case, to the extent feasible, the participant deadline shall be three business days prior to the expiration date of the Offer. If you wish to return the form by overnight courier, please send it to Fidelity’s tabulator at Tabulator, 60 Research Road, Hingham, MA 02043. Directions via facsimile will not be accepted.
     Your direction will be deemed irrevocable unless withdrawn by 4:00 p.m., New York City time, on Monday, June 25, 2007, unless the Offer is extended by Nashua. In order to make an effective withdrawal, you must submit a new Direction Form, which may be obtained by calling Fidelity at (800) 421-3844. Upon receipt of a new, completed and signed Direction Form, your previous direction will be deemed canceled. You may direct the re-tendering of any Shares attributable to your individual account by obtaining an additional Direction Form from Fidelity and repeating the previous instructions for directing tender as set forth in this letter.
     After the deadline above for returning the Direction Form to Fidelity’s tabulator, Fidelity and its affiliates or agents will complete the tabulation of all directions. Fidelity will tender the appropriate number of Shares on behalf of the Plan.
     Subject to the satisfaction of the conditions described in the Offer to Purchase, Nashua will buy all Shares, up to 1,900,000, that are properly tendered through the Offer. If there is an excess of Shares tendered over the exact number desired by Nashua, Shares tendered pursuant to the Offer may be subject to proration, as described in the Offer to Purchase. Any Shares attributable to your account that are not purchased in the Offer will remain allocated to your individual account under the Plan.
     The “odd lot” priority treatment of holders of fewer than 100 Shares, as described in the Offer to Purchase, will not apply to participants in the Plan, regardless of the number of Shares held within their individual accounts. Likewise, the conditional tender of Shares, as described in the Offer to Purchase, will not apply to participants in the Plan.
EFFECT OF TENDER ON YOUR ACCOUNT
      If you direct Fidelity to tender some or all of the Shares attributable to your Plan account, as of 4:00 p.m., New York City time, on June 25, 2007, certain transactions involving the Stock Fund attributable to your account, including all exchanges out, loans, withdrawals and distributions, will be prohibited until all processing related to the Offer has been completed, unless the Offer is terminated or the completion date is extended. This freeze on transactions will apply to ALL Shares attributable to your Plan account, even if you elect to tender less than 100% of the Shares. (Balances in the Stock Fund will be utilized to calculate amounts eligible for loans and withdrawals throughout this freeze on the Stock Fund.) In the event that the Offer is extended, the freeze on transactions involving the Stock Fund will, if feasible, be temporarily lifted until three days prior to the new completion date of the Offer, as extended, at which time a new freeze on these transactions involving the Stock Fund will commence. You can call Fidelity at (800) 421-3844 to obtain updated information on expiration dates, deadlines and Stock Fund freezes.

     If you directed Fidelity NOT to tender any of the Shares attributable to your account or you did not return your Trustee Direction Form in a timely manner, you will continue to have access to all transactions normally available to the Stock Fund, subject to Plan rules.
INVESTMENT OF PROCEEDS
     For any Shares in the Plan that are tendered and purchased by Nashua, Nashua will pay cash to the Plan. INDIVIDUAL PARTICIPANTS IN THE PLAN WILL NOT, HOWEVER, RECEIVE ANY CASH TENDER PROCEEDS DIRECTLY. ALL SUCH PROCEEDS WILL REMAIN IN THE PLAN AND MAY BE WITHDRAWN ONLY IN ACCORDANCE WITH THE TERMS OF THE PLAN.
     Fidelity will invest proceeds received with respect to Shares attributable to your account in the Fidelity Managed Income Portfolio as soon as administratively possible after receipt of proceeds. Fidelity anticipates that the processing of participant accounts will be completed five to seven business days after receipt of these proceeds. You may call Fidelity at (800) 421-3844 after the reinvestment is complete to learn the effect of the tender on your account or to have the proceeds from the sale of Shares which were invested in the Fidelity Managed Income Portfolio invested in other investment options offered under the Plan.
SHARES OUTSIDE THE PLAN
     If you hold Shares outside of the Plan, you will receive, under separate cover, Offer materials to be used to tender those Shares. Those Offer materials may not be used to direct Fidelity to tender or not tender the Shares attributable to your individual account under the Plan. Likewise, the tender of Shares attributable to your individual account under the Plan will not be effective with respect to Shares you hold outside of the Plan. The direction to tender or not tender Shares attributable to your individual account under the Plan may only be made in accordance with the procedures in this letter. Similarly, the enclosed Direction Form may not be used to tender Shares held outside of the Plan.
FURTHER INFORMATION
     If you require additional information concerning the procedure to tender Shares attributable to your individual account under the Plan, please contact Fidelity at (800) 421-3844. If you require additional information concerning the terms and conditions of the Offer, please call Georgeson Inc., the Information Agent, toll free at (888) 605-7508.
Sincerely,
Fidelity Management Trust Company

TRUSTEE DIRECTION FORM
You can communicate your election to Fidelity as follows:
1. You can mail this form in the enclosed postage-paid return envelope to Fidelity’s tabulation agent at P.O. Box 9142, Hingham, MA 02043;
2. You can overnight the form to Fidelity’s tabulation agent at Tabulator, 60 Research Road, Hingham, MA 02043;
PLEASE NOTE, that any mailed form must be RECEIVED, not just postmarked, by the deadline, in order to be valid.
DIRECTION FORM
NASHUA CORPORATION TENDER OFFER
BEFORE COMPLETING THIS FORM, PLEASE READ CAREFULLY THE
ACCOMPANYING OFFER TO PURCHASE AND ALL OTHER ENCLOSED MATERIALS.
PLEASE NOTE THAT IF YOU DO NOT SEND IN A PROPERLY COMPLETED, SIGNED DIRECTION FORM, OR IF SUCH DIRECTION FORM IS NOT RECEIVED BY 4:00 P.M., NEW YORK CITY TIME ON MONDAY, JUNE 25, 2007, UNLESS THE TENDER OFFER IS EXTENDED, THE SHARES ATTRIBUTABLE TO YOUR ACCOUNT UNDER THE PLAN WILL NOT BE TENDERED IN ACCORDANCE WITH THE OFFER, UNLESS OTHERWISE REQUIRED BY LAW.
Fidelity Management Trust Company (“Fidelity”) makes no recommendation to any participant in the Nashua Corporation Employees’ Savings Plan (the “Plan”) as to whether to tender or not. Your direction to Fidelity will be kept confidential.
This Direction Form, if properly signed, completed and received by Fidelity’s tender offer tabulator in a timely manner, will supersede any previous Direction Form.

Date

Please Print Name

Signature

As of May 21, 2007, the number of Shares attributable to your account in the Plan is shown to the right of your address.
In connection with the Offer to Purchase made by Nashua Corporation, dated May 29, 2007, I hereby instruct Fidelity to tender the Shares attributable to my account under the Plan as of June 25, 2007, unless a later deadline is announced, as follows (check only one box and complete):

☐	Box 1	I direct Fidelity to tender ALL of the Shares attributable to my account in the Plan.

☐	Box 2	I direct Fidelity to tender percent (insert a percentage in whole numbers less than 100%) of the Shares attributable to my account in the Plan.

☐	Box 3	I direct Fidelity NOT to tender any of the Shares attributable to my account in the Plan.
PLEASE SIGN AND DATE ON THE REVERSE SIDE.